For Immediate Release

FORWARD INDUSTRIES REPORTS FISCAL FIRST QUARTER RESULTS

Pompano Beach, FL - February 7, 2007 - Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions for personal electronics, today announced results for its fiscal first quarter ended December 31, 2006.

For the three months ended December 31, 2006, net sales were $7.4 million compared to $8.7 million for the three months ended December 31 , 2005.   Cell phone product sales were $4.2 million in the first quarter of fiscal 2007, compared to $5.7 million in the fiscal 2006 quarter, due to price reductions, shifts in product mix to lower-priced items and a decline in demand.  Sales of blood glucose monitoring kit cases increased to $2.5 million in the first quarter of fiscal 2007 from $2.1 million in the first quarter of fiscal 2006, while sales of other products were $0.73 million in the current period, compared to $0.88 million in the fiscal 2006 quarter.

Gross profit was $2.0 million in the first quarter of fiscal 2007, versus $2.6 million in the fiscal 2006 quarter, due to the lower sales level and reduced margins on those sales, resulting from increased product costs, freight costs, and other costs of goods sold.  The Company was successful, in certain cases, in reducing its costs of materials and supply to mitigate the price reductions, but this did not carry across across all product sales.

Total operating expenses for the three months ended December 31, 2006 were $1.7 million compared to $1.5 million in the the three months ended December 31, 2005, due to $0.25 million of increased legal and other professional fees incurred in the course of defending the purported class action litigation previously disclosed, and to a lesser extent, higher royalty, travel and entertainment, and other general and administrative expenses.  Forward earned interest income of approximately $0.24 million in the first quarter of fiscal 2007, versus approximately $0.15 million in the fiscal 2006 quarter. The Company reported net income in the first quarter of fiscal 2007 of approximately $0.37 million, or $0.05 per fully diluted share, compared to $0.77 million or $0.10 per fully diluted share in the fiscal 2006 quarter.

Mr. Ball commented, "We continue to be challenged by pricing pressure and shifts in product mix to lower priced items in our OEM cell phone case market, which exert downward pressure on our sales and gross profit. Nonetheless, the Company's financial position continues to be strong, with $21.2 million in cash, $25.1 million of working capital and no long-term debt at December 31, 2006."

The tables below set forth the Company's unaudited, condensed consolidated statements of income for the three-month periods ended December 31, 2006 and 2005, respectively, the unaudited, condensed consolidated balance sheet as of December 31, 2006, and the audited, consolidated balance sheet as of September 30, 2006, and are derived from the Company's unaudited, condensed consolidated financial statements included in its Form 10-Q filed today with the Securities and Exchange Commission.  Please refer to the Form 10-Q for complete financial statements and further information regarding the Company's results of operations and financial condition relating to the three-month period ended December 31, 2006, as well as the Company's Form 10-KSB for the fiscal year ended September 30, 2006, for additional information.

Note Regarding Forward-Looking Statements
In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to those discussed in Item 6 in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in "Risk Factors" in our Annual Report on Form  10-KSB and as updated in our Quarterly Reports on Form 10-Q.  Such factors include, among others, the degree of our success in winning new business from our customers and against competing vendors; the high degree of our customer concentration and, therefore, the dependence of our revenues and results of operations on order flow from these OEM customers; the resulting susceptibility of our revenues and results of operation to significant change over short periods of time; changes affecting, or the loss of, one or more of our principal OEM customers; and the effective management of inventory including in connection with our OEM customers' hub arrangements to which we are subject.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren G. Mortman
(954) 419-9544		(212) 836-9604
LMortman@equityny.com
www.theequitygroup.com

FORWARD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2006	2005
Net sales	$7,434,422	$8,670,359
Cost of goods sold	5,477,712	6,026,062
Gross profit	1,956,710	2,644,297

Operating expenses:
Selling	850,911	776,339
General and administrative	895,114	695,223
Total operating expenses	1,746,025	1,471,562

Income from operations	210,685	1,172,735

Other income:
Interest income	241,290	151,272
Other income (expense), net	10,733	(16,843)
Total other income	252,023	134,429

Income before provision for income taxes	462,708	1,307,164
Provision for income taxes	90,000	532,674
Net income	$ 372,708	$ 774,490

Net income per common and common equivalent share
Basic	$0.05	$0.10
Diluted	$0.05	$0.10

Weighted average number of common and common equivalent shares outstanding
Basic	7,861,438	7,838,422
Diluted	7,978,869	8,023,535

FORWARD INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2006	2006
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$21,153,296	$18,609,371
Accounts receivable, net	5,151,837	6,069,058
Inventories, net	2,466,059	2,449,065
Prepaid expenses and other current assets	383,718	329,461
Deferred tax asset	88,000	83,000
Total current assets	29,242,910	27,539,955

Property, plant, and equipment, net	173,064	190,084
Other assets	50,412	51,932
Total Assets	$29,466,386	$27,781,971

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 3,752,000	$ 2,141,191
Accrued expenses and other current liabilities	391,311	690,413
Total current liabilities	4,143,311	2,831,604

Commitments and contingencies

Shareholders' equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; no shares issued	--	--
Common stock, par value $0.01 per share; 40,000,000 shares authorized, and 8,424,931 shares issued (including 563,493 held in treasury)	84,249	84,249
Capital in excess of par value	15,287,952	15,287,952
Treasury stock, 563,493 shares at cost	(853,159)	(853,159)
Retained earnings	10,804,033	10,431,325
Total shareholders' equity	25,323,075	24,950,367
Total liabilities and shareholders' equity	$29,466,386	$27,781,971

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